                                                                     Exhibit 2.1


                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                         NAVIGANT INTERNATIONAL, INC.,

                          WORLD EXPRESS TRAVEL, INC.

                                      AND

                                ROBERT B. ACREE

                    MADE EFFECTIVE AS OF SEPTEMBER 17, 1998

                               TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
1.       THE ACQUISITION...........................................................................   1

         1.1   The Purchase and Sale...............................................................   1
         1.2   Consideration.......................................................................   1
         1.3   Post-Closing Adjustments............................................................   2
         1.4   Escrow..............................................................................   4
         1.5   Exchange of Certificates............................................................   5
         1.6   Accounting Terms; Excluded Branches.................................................   5

2.       CLOSING...................................................................................   6

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER.........................   6

         3.1   Due Organization....................................................................   6
         3.2   Authorization; Validity.............................................................   6
         3.3   No Conflicts........................................................................   7
         3.4   Capital Stock of the Company........................................................   7
         3.5   Subsidiaries and Debt Interests.....................................................   8
         3.6   Predecessor Status; Etc.............................................................   8
         3.7   Required Governmental Filings and Consents..........................................   8
         3.8   Company Financial Conditions........................................................   8
         3.9   Financial Statements................................................................   9
         3.10  Liabilities and Obligations; Claims.................................................  10
         3.11  Books and Records...................................................................  10
         3.12  Bank Accounts; Powers of Attorney...................................................  11
         3.13  Accounts and Notes Receivable.......................................................  11
         3.14  Permits.............................................................................  11
         3.15  Related Party Transactions..........................................................  12
         3.16  Real Estate and Real Property.......................................................  12
         3.17  Personal Property...................................................................  14
         3.18  Intellectual Property...............................................................  14
         3.19  ARC Accreditation and Bonding Requirements..........................................  16
         3.20  Significant Customers; Preferred Vendors; Material Contracts........................  16
         3.21  Government Contracts................................................................  18
         3.22  Insurance...........................................................................  19
         3.23  Environmental Matters...............................................................  19
         3.24  Labor and Employment Matters........................................................  20
         3.25  Employee Benefit Plans..............................................................  21
         3.26  Taxes...............................................................................  25
         3.27  Conformity with Law; Litigation.....................................................  28
         3.28  Relations with Governments..........................................................  28
         3.29  Absence of Changes..................................................................  29
         3.30  Inventory...........................................................................  30

                              TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                      PAGE
                                                                                                      ----
         3.31  Year 2000 Compliance.................................................................  31
         3.32  Disclosure...........................................................................  31

4.       REPRESENTATIONS OF NII AND PTC.............................................................  32

         4.1   Due Organization.....................................................................  32
         4.2   Authorization; Validity of Obligations...............................................  32
         4.3   No Conflicts.........................................................................  32
         4.4   Investment Intent....................................................................  33

5.       COVENANTS..................................................................................  33

         5.1   Tax Matters..........................................................................  33
         5.2   Accounts Receivable..................................................................  34
         5.3   Employee Benefit Plans...............................................................  35
         5.4   Related Party Agreements.............................................................  35
         5.5   Cooperation..........................................................................  35
         5.6   Access to Information; Confidentiality; Public Disclosure............................  36
         5.7   Notice to Bargaining Agents..........................................................  36
         5.8   Soft Dollars.........................................................................  36
         5.9   Transition...........................................................................  36
         5.10  [NOT USED]...........................................................................  36
         5.11  338 Election.........................................................................  36
         5.12  Permitted Distribution...............................................................  37
         5.13  Travel and Entertainment Budget......................................................  37
         5.14  Transfer of ARC Number...............................................................  37

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF NII AND PTC.........................................  38

         6.1   Representations and Warranties; Performance of Obligations...........................  38
         6.2   No Litigation........................................................................  38
         6.3   No Material Adverse Change...........................................................  38
         6.4   Consents and Approvals...............................................................  38
         6.5   Opinion of Company Counsel...........................................................  38
         6.6   Charter Documents....................................................................  39
         6.7   Due Diligence Review.................................................................  39
         6.8   Delivery of Closing Financial Certificate............................................  39
         6.9   FIRPTA Compliance....................................................................  39
         6.10  Employment Agreements................................................................  40
         6.11  Escrow Agreement.....................................................................  40
         6.12  Estoppel Certificates................................................................  40
         6.13  Resignations.........................................................................  40

                              TABLE OF CONTENTS
                                (CONTINUED)

                                                                                                                   PAGE
                                                                                                                   ----
7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDER AND THE COMPANY..................................   40

         7.1      Representations and Warranties; Performance of Obligations.....................................   40
         7.2      No Litigation..................................................................................   40
         7.3      Consents and Approvals.........................................................................   40
         7.4      Employment Agreement...........................................................................   41
         7.5      Escrow Agreement...............................................................................   41

8.       INDEMNIFICATION.........................................................................................   41

         8.1      General Indemnification by the Shareholder.....................................................   41
         8.2      General Indemnification by NII and PTC.........................................................   42
         8.3      Limitation and Expiration......................................................................   43
         8.4      Indemnification Procedures.....................................................................   44
         8.5      Survival of Representations Warranties and Covenants...........................................   45
         8.6      Remedies Cumulative............................................................................   46
         8.7      Right to Set Off...............................................................................   46

9.       NONCOMPETITION..........................................................................................   46

         9.1      Prohibited Activities..........................................................................   46
         9.2      Confidentiality................................................................................   47
         9.3      Damages........................................................................................   47
         9.4      Reasonable Restraint...........................................................................   47
         9.5      Severability; Reformation......................................................................   48
         9.6      Independent Covenant...........................................................................   48
         9.7      Materiality....................................................................................   48

10.      GENERAL.................................................................................................   48

         10.1     Successors and Assigns.........................................................................   48
         10.2     Entire Agreement; Amendment; Waiver............................................................   49
         10.3     Counterparts...................................................................................   49
         10.4     Brokers and Agents.............................................................................   49
         10.5     Expenses.......................................................................................   49
         10.6     Specific Performance; Remedies.................................................................   49
         10.7     Notices........................................................................................   49
         10.8     Governing Law..................................................................................   50
         10.9     Severability...................................................................................   51
         10.10    Absence of Third Party Beneficiary Rights......................................................   51
         10.11    Mutual Drafting................................................................................   51
         10.12    Further Representations........................................................................   51
         10.13    Definitions....................................................................................   51

                              EXHIBITS AND SCHEDULES

                            EXHIBITS AND SCHEDULES
         EXHIBIT A -          ESCROW AGREEMENT
         EXHIBIT B -          EMPLOYMENT AGREEMENT - B. ACREE
         EXHIBIT C -          EMPLOYMENT AGREEMENT - D. LYLES

         Schedule 1.2         --    Add-Backs
         Schedule 1.3         --    Post-Closing Audit Checklist
         Schedule 3.1         --    Due Organization
         Schedule 3.3         --    No Conflicts
         Schedule 3.4         --    Capital Stock
         Schedule 3.5         --    Subsidiaries, Etc.
         Schedule 3.6         --    Predecessor Status
         Schedule 3.7         --    Government Filings
         Schedule 3.9         --    Financial Statements
         Schedule 3.10        --    Liabilities and Obligations
         Schedule 3.12        --    Bank Accounts; Powers of Attorney
         Schedule 3.13        --    Accounts Receivable
         Schedule 3.15        --    Related Party Transactions
         Schedule 3.16        --    Real Property
         Schedule 3.17        --    Personal Property
         Schedule 3.18        --    Intellectual Property
         Schedule 3.19        --    ARC Bonding; Debt Memoranda
         Schedule 3.20        --    Significant Customers; Material Contracts and Commitments
         Schedule 3.21        --    Government Contracts
         Schedule 3.22        --    Insurance
         Schedule 3.23        --    Environmental Matters
         Schedule 3.24        --    Labor and Employment Matters
         Schedule 3.25        --    Employee Benefit Plans
         Schedule 3.26        --    Taxes
         Schedule 3.27        --    Conformity with Law; Litigation
         Schedule 3.29        --    Absence of Changes
         Schedule 3.30        --    Inventory
         Schedule 3.31        --    Year 2000 Compliance

                           STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 17th day of September 17, 1998, by and among Navigant International, Inc., a Delaware corporation ("NII"), Professional Travel Corporation, a Colorado corporation and wholly-owned subsidiary of NII ("PTC"), World Express Travel, Inc., an Alaska corporation (the "Company"), and Robert B. Acree (the "Shareholder"). Except as otherwise set forth in this Agreement, capitalized terms shall have the definitions set forth in Section 10.13.

          BACKGROUND

          PTC desires to acquire, and the Shareholder desires to sell to PTC, all of the outstanding capital stock of the Company (the "Acquisition").

          NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.        THE ACQUISITION

          1.1  The Purchase and Sale. At the Closing (as defined in Section 2)
               ---------------------
and subject to and upon the terms and conditions of this Agreement, the Shareholder shall sell and deliver to PTC and PTC shall purchase from the Shareholder all of the outstanding shares of capital stock of the Company (the "Company Capital Stock"), free and clear of all Liens.


          1.2  Consideration. For purposes of this Agreement, the
               -------------
"Consideration" shall be, subject to adjustment pursuant to this Section 1.2 and
Section 1.3, equal to: (i) (A) the Company's earnings before interest and taxes ("Adjusted EBIT") for the twelve (12)-month period ended July 5, 1998 (the "Trailing Period"), determined in accordance with generally accepted accounting principles ("GAAP") consistently applied and adjusted to reflect the add-back of those nonrecurring expenses specified on Schedule 1.2 attached hereto (the "Add-Backs"), times (B) * , minus (ii) the sum of (y) the Adjusted Interest Bearing Debt (as defined below) and (z) the amount by which the Company's tangible net worth as of August 30, 1998 is less than * . As used in this Agreement, "Adjusted Interest Bearing Debt" shall be equal to (a) the amount of interest bearing liabilities owed by the Company as of August 30, 1998 to any third party, including without limitation, banks, financial institutions, pension plans, employee benefit plans, other related plans and current or former stockholders of the Company but excluding office equipment leases and ordinary course accounts payable, minus (b) the amount of interest bearing debt owed to financial institutions by the Company to finance its customer accounts receivable ("A/R Finance Debt"); provided, however, that the deduction for the A/R Finance Debt shall in no event be greater than ninety percent (90%) of the total amount of the Company's customer accounts receivable as of August 30, 1998. The parties agree that the calculation of Adjusted EBIT shall include any deductions for amortization of goodwill related to the Acquisition based on a thirty-five (35) year life. The Consideration shall be paid to the Shareholder, subject to Section 1.4 below, in immediately available funds at the Closing.

          * THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

          1.3  Post-Closing Adjustments.  The Consideration shall be subject to
               ------------------------
adjustment after the Closing Date as specified in this Section 1.3.

               (a) Within one hundred twenty (120) days following the Closing Date, NII shall cause its then current auditor ("NII's Accountant") to audit (the "Post-Closing Audit") the Company's books to determine the accuracy of the information set forth on the Closing Financial Certificate (as defined in Section 6.8). The parties acknowledge and agree that for purposes of determining the actual tangible net worth of the Company as of August 30, 1998 (the "Actual Closing Net Worth"), the value of the assets of the Company shall, except with the prior written consent of NII, be calculated as provided in the last paragraph of Section 6.8. The Shareholder shall cooperate and shall use his reasonable efforts to cause the officers and employees of the Company to cooperate with NII and NII's Accountant after the Closing Date in furnishing information, documents, evidence and other assistance to NII's Accountant to facilitate the completion of the Post-Closing Audit within the aforementioned time period. Without limiting the generality of the foregoing, within two (2) weeks after the Closing the Shareholder shall provide NII's Accountant with the information and/or documents requested on the Post-Closing Audit Checklist set forth as Schedule 1.3 hereto in order to facilitate the completion of the Post-Closing Audit by NII's Accountant within the aforementioned time period. In the event that NII's Accountant determines that the actual Adjusted EBIT (the "Actual Adjusted EBIT") of the Company for the Trailing Period was less than the Certified Adjusted EBIT (as defined in Section 6.8), or that the Actual Closing Net Worth was less than both of the Certified Closing Net Worth (as defined in Section 6.8) and *, NII shall deliver a written notice (the "Financial Adjustment Notice") to the Shareholder setting forth (i) the determination made by NII's Accountant of the Actual Adjusted EBIT and/or the Actual Closing Net Worth, (ii) the amount of the Consideration that would have been payable at Closing pursuant to Section 1.2 had the Actual Adjusted EBIT and the Actual Closing Net Worth been reflected on the Closing Financial Certificate instead of the Certified Adjusted EBIT and the Certified Closing Net Worth, and (iii) the amount by which the Consideration would have been reduced at Closing had the Actual Adjusted EBIT and the Actual Closing Net Worth been used in the calculations pursuant to Section 1.2(c) (the "Consideration Adjustment").

          * THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

               (b) The Shareholder shall have thirty (30) days from the receipt of the Financial Adjustment Notice to notify NII that the Shareholder disputes such Financial Adjustment Notice. If NII has not received notice of such a dispute within such 30-day period, NII shall be entitled to receive from the Shareholder the Consideration Adjustment. The Consideration Adjustment shall first be applied against the Escrow Fund. If there is not a sufficient amount remaining in the Escrow Fund (as defined in Section 1.4) to satisfy the entire Consideration Adjustment, the remaining unpaid amount of the Consideration Adjustment shall be promptly paid by the Shareholder in cash. If, however, the Shareholder has delivered notice of such a dispute to NII within such thirty (30)-day period, then NII's Accountant shall select an independent accounting firm of nationally recognized standing that has not represented any of the parties hereto within the preceding two (2) years to review the Company's books, the Closing Financial Certificate and the Financial Adjustment Notice (and related information) to determine the amount, if any, of the Consideration Adjustment. Such independent accounting firm shall be ratified by the Shareholder and NII within five (5) business days of its selection unless there is an actual conflict of interest. The independent accounting firm shall be directed to consider only those agreements, contracts, commitments or other documents (or summaries thereof) that were either (i) delivered or made available to NII's Accountant in connection with the transactions contemplated hereby, or (ii) reviewed by NII's Accountant during the course of the Post-Closing Audit. The independent accounting firm shall make its determination of the Consideration Adjustment, if any, within thirty (30) days of its selection. The determination of the independent accounting firm shall be final and binding on the parties hereto, and upon such determination, NII shall be entitled to receive from the Shareholder the Consideration Adjustment. The costs of the independent accounting firm shall be borne by the party (either NII or the Shareholder) whose determination of the Consideration Adjustment was further from the determination of the independent accounting firm, or equally by NII and the Shareholder in the event that the determination by the independent accounting firm is equidistant between each party's calculation of the Consideration Adjustment.

               (c) Within 120 days following the first anniversary of the Closing, NII's Accountant shall review the books of the Company to determine (i) the gross revenues less cash rebates to, and revenue shared with, customers (the "Net Revenues") of the Company's ten largest customers for the twelve (12)-month period beginning on the first day of the first calendar month following the Closing, calculated in accordance with GAAP consistently applied (the "Measured Revenues"), and (ii) the Net Revenues of the Company's ten largest customers for the twelve (12)-month period ended on the last day of the month in which the Closing occurs, calculated in accordance with GAAP consistently applied (the "Target Revenues"). For the purposes of this provision, Measured Revenues shall exclude any Net Revenues from such customers shifted to the Company from other NII agencies at NII's request and Target Revenues shall be reduced by the Net Revenues from any such customers who transfer from the Company to NII or any Subsidiary or Affiliate of NII, at NII's request. In addition, Net Revenues shall exclude (a) complimentary tickets, (b) any consideration the Company is required to provide to its customers in lieu of complimentary tickets (because such tickets are not available to the Company due to decisions made, or actions taken, by NII), and (c) revenues attributable solely and directly to a change in the manner in which base commissions are calculated and paid by any airline. If, pursuant to such determination by NII's Accountant, the Measured Revenues are less than the Target Revenues, then NII shall be entitled to payment out of the Escrow Fund an amount equal to the Target Revenues minus the Measured Revenues (the "Revenues Adjustment"); provided, however, that if the Revenues Adjustment is greater than the the amounts then remaining in the Escrow Fund, the Escrow Fund shall be reduced to zero. Promptly after such determination by NII's Accountant, the Company shall deliver to the Shareholder the determination of NII's Accountants, including the amount of any Revenues Adjustment pursuant to this Section 1.3(c) ("Revenues Adjustment Notice"). The Shareholder shall have thirty (30) days from the receipt of the Revenues Adjustment Notice to notify NII that the

Shareholder disputes such Revenues Adjustment Notice. If NII has not received notice of such a dispute within such thirty (30)-day period, NII and the Shareholder shall instruct the Escrow Agent (as defined in Section 1.4) to release an amount equal to the Revenues Adjustment to NII from the Escrow Fund. If, however, the Shareholder has delivered notice of such a dispute to NII, then NII's Accountant shall select an independent accounting firm of nationally recognized standing that has not represented any of the parties hereto within the two (2)-year period preceding the date of the Revenues Adjustment Notice to review the Company's books and the Revenues Adjustment Notice (and related information) to determine the amount, if any, of the Revenues Adjustment. Such independent accounting firm shall be ratified by the Shareholder and NII within five (5) business days of its selection unless there is an actual conflict of interest. The independent accounting firm shall be directed to consider only those agreements, contracts, commitments or other documents (or summaries thereof) that were used in determining the Target Revenues, the Measured Revenues and the Revenues Adjustment. The independent accounting shall make its determination of the Revenues Adjustment, if any within thirty (30) days of its selection. The determination of the independent accounting firm shall be final and binding on the parties hereto, and upon such determination, NII shall be paid the Revenues Adjustment, if any, from the Escrow Fund. The costs of the independent accounting firm shall be borne by the party (either NII or the Shareholder) whose determination of the Revenues Adjustment shall be furthest from the independent accounting firm's determination of the Revenues Adjustment, or equally by NII and the Shareholder in the event that the determination by the independent accounting firm is equidistant between each party's determination of the Revenues Adjustment. Notwithstanding anything to the contrary in this Agreement, if either the Shareholder's or Dianne M. Lyles' employment with the Company is terminated without cause or his or her place of employment is relocated outside of Alaska or Washington without consent of such person (as provided in each person s employment agreement to be entered into with the Company on the Closing Date), the Revenues Adjustment under this Section 1.3(c) will be zero.

          1.4  Escrow. Upon Closing, NII shall deliver, or shall cause to be
               ------
delivered, directly to NationsBank, NA, as escrow agent (the "Escrow Agent"), cash equal to 20% of the Consideration, as such may be adjusted pursuant to Sections 1.2, 1.3(a) and 1.3(b), to be deducted from the Consideration and held in an escrow fund (collectively with all interest and earnings thereon, the "Escrow Fund") pursuant to the terms set forth herein and in an escrow agreement to be entered into by and among the Shareholder, NII and the Escrow Agent, substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"). Subject to the terms of this Agreement, the Escrow Fund shall be available to satisfy any post-Closing adjustment to the Consideration under Sections 1.2, 1.3(a) and 1.3(b), the Revenues Adjustment under Section 1.3(c), or any indemnification obligations of the Shareholder pursuant to Article 8 for Claims (as defined in Section 8.4) made on or prior to the twelve (12)-month anniversary of the Closing Date (the "Release Date"). Promptly following the Release Date, NII shall sign a Release Certificate (as defined in the Escrow Agreement) for the release to the Shareholder of the amount remaining in the Escrow Fund on the Release Date less an amount equal to the sum of (i) the Target Revenues, (ii) any pending Claim for indemnification made by any Shareholder Indemnified Party (as defined in Section 8.1), and (iii) any indemnification obligations of the Shareholder pursuant to Article 8 that have not yet been fully satisfied as provided herein. Upon the final determination of the Revenues Adjustment, if any, pursuant to Section 1.3(c)

(the "Target Revenue Release Date"), NII and the Shareholder shall instruct the Escrow Agent to release (1) to NII the amount of the Revenues Adjustment, if any, and (2) to the Shareholder an amount equal to the Target Revenues minus the sum of (A) the Revenues Adjustment, if any, plus (B) any Claims still pending under Article 8 as of the Target Revenue Release Date. As promptly as possible following the final resolution of all claims for indemnification made by a Shareholder Indemnified Party pending as of the Release Date, NII and the Shareholder shall deliver to the Escrow Agent a Release Certificate providing delivery instructions to be followed by the Escrow Agent in paying out the remaining Escrow Funds, if any, less an amount equal to the Target Revenues if resolution of pending indemnification claims occurs prior to the Target Revenue Release Date. The Release Certificate that provides for the release of all remaining Escrow Funds shall also provide for termination of the escrow and the Escrow Agreement, as provided in the Escrow Agreement.

          1.5  Exchange of Certificates.
               ------------------------

               (a)  NII to Provide Consideration. In exchange for the
                    ----------------------------
outstanding shares of capital stock of the Company, NII shall cause to be made available to the Shareholder, the Consideration, as adjusted pursuant to Sections 1.2 and 1.3.

               (b)  Certificate Delivery Requirements. At the Closing, the
                    ---------------------------------
Shareholder shall deliver to NII or PTC the certificates (the "Certificates") representing all Company Capital Stock, duly endorsed in blank by the Shareholder, or accompanied by blank stock powers duly executed by the Shareholder and with all necessary transfer tax and other revenue stamps, acquired at the Shareholder's expense, affixed and canceled. The Shareholder shall promptly cure any deficiencies with respect to the endorsement of the Certificates or other documents of conveyance with respect to the stock powers accompanying such Certificates.

               (c)  Lost, Stolen or Destroyed Certificates. In the event any
                    --------------------------------------
certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, NII shall cause payment to be made in exchange for such lost, stolen or destroyed certificates, upon the execution of an affidavit of that fact and agreeing to indemnify the Company and NII for any claim that may be made against NII or the Company with respect to the certificates alleged to have been lost, stolen or destroyed, which indemnity shall be in such form as approved by NII; provided, however, that NII may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against NII with respect to the certificates alleged to have been lost, stolen or destroyed.

               (d)  No Liability.  Notwithstanding anything to the contrary in
                    ------------
this Section 1.4, no party hereto shall be liable to a holder of shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          1.6  Accounting Terms; Excluded Branches. Except as otherwise
               -----------------------------------
expressly provided herein or in the schedules (the "Schedules"), all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder, (unless otherwise specified hereunder or in a Schedule) shall be prepared in accordance with GAAP consistently applied. In addition, none of the financial data of the Company included herein, or used to calculated any amounts required as set forth herein or in the Company Financial Statements (as defined in Section 3.9) shall include the financial data or results of operations of AWT (as defined in Section 5.14) or ValuTravel (as defined in Section 5.14).

2.        CLOSING

          The consummation of the Acquisition and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304-1050 on September 17, 1998, providing that all conditions to Closing shall have been satisfied or waived, or at such other time and date as NII, the Company and the Shareholder may mutually agree, which date shall be referred to as the "Closing Date."

3.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER

          To induce NII and PTC to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Shareholder, jointly and severally, represent and warrant to NII and PTC as follows (for purposes of this Agreement, the phrases "knowledge of the Company" or the "Company's knowledge," or words of similar import, mean the knowledge of the Shareholder and Dianne M. Lyles, including facts of which he or she, in the reasonably prudent exercise of his or her duties, should be aware, except as otherwise provided herein):

          3.1 Due Organization. The Company is a corporation duly organized,
              ----------------
validly existing and is in good standing under the laws of the jurisdiction of its incorporation and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities and to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted. The Company is duly qualified, and in good standing, as a foreign corporation in each other jurisdiction in which it does business and/or owns or leases property. Schedule 3.l hereto contains a list of all jurisdictions in which the Company is authorized or qualified to do business. The Company has delivered to NII true, complete and correct copies of the Articles of Incorporation and Bylaws (collectively, the "Charter Documents") of the Company. The Company is not in violation of any Charter Documents. The minute books of the Company have been made available to NII (and have been or will be delivered at Closing, along with the Company's original stock ledger and corporate seal, to NII) and are correct and, except as set forth in Schedule 3.1, complete in all material respects.

          3.2  Authorization; Validity.  The Company has the full legal right,
               -----------------------
corporate power and authority to enter into this Agreement and the transactions contemplated hereby and to perform its obligations pursuant to the terms of this Agreement. The Shareholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company and the Shareholder, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Company and the Shareholder, enforceable in accordance with its terms.

          3.3  No Conflicts.  Except as set forth on Schedule 3.3, the
               ------------
execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

               (a) conflict with, or result in a breach or violation of, any of the Charter Documents of the Company;

               (b) (i) conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Company or the Shareholder is a party or by which the Company or the Shareholder is bound, or
(ii) result in the creation or imposition of any Lien on any of the Company's properties pursuant to (x) any law or regulation to which the Company or the Shareholder or any of their respective property is subject, or (y) any judgment, order or decree to which the Company or the Shareholder is bound or any of their respective property is subject;

               (c) result in a termination or impairment of any contractual right or Permit (as defined in Section 3.14); or

               (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company or the Shareholder is subject or by which the Company or the Shareholder is bound.

          3.4  Capital Stock of the Company.
               ----------------------------

               (a) The authorized capital stock of the Company consists of 100,000 shares of common stock, $1.00 par value, of which 5,000 shares are issued and outstanding. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Shareholder free and clear of all Liens. All of the issued and outstanding shares of the capital stock of the Company were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the offer, issuance and sale of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company.

               (b) Except as set forth on Schedule 3.4, no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company to issue, sell or otherwise transfer any shares of capital stock. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the Acquisition, PTC will be the record and beneficial owner of all outstanding capital stock of the Company.

         3.5      Subsidiaries and Debt Interests.
                  -------------------------------

                  (a) The Company has not in the past had and currently has no Subsidiaries.

                  (b) Except as set forth in Schedule 3.5 the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, partnership association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

                  (c) Except as set forth in Schedule 3.5, there are no promissory notes or other debt instruments that have been issued to, or are held by, the Company.

         3.6      Predecessor Status; Etc.  Schedule 3.6 sets forth a listing
                  -----------------------
of all legal names, trade names, fictitious names or other names (including, without limitation, any names of divisions or operations) of the Company and all of their predecessor companies during the five-year period immediately preceding the Closing, including without limitation the names of any entities from which the Company has acquired material assets. During the five-year period immediately preceding the Closing, the Company has operated only under the names set forth on Schedule 3.6 in the jurisdiction or jurisdictions set forth on
Schedule 3.6. The Company has not been a Subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

         3.7     Required Governmental Filings and Consents. Except as set
                 ------------------------------------------
forth on Schedule 3.7, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not require any consent, approval, authorization or permit of, or filing with or notification to, (a) any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the "Securities Act"), state securities or Blue Sky laws and the Bylaws of the National Association of Securities Dealers, Inc., and (ii) where the failure to obtain such consents, approvals, authorization or permits, or to make such filings or notifications, would not prevent or delay consummation of the Acquisition or otherwise prevent the Company or the Shareholder from performing its or his obligations under this Agreement or (b) an other third party.

         3.8     Company Financial Conditions                         .
                 ----------------------------

                 (a) The Company's revenues for (i) the fiscal year ended January 4, 1998, were not less than $8,000,000, and (ii) the Trailing Period were not less than $7,200,000.

                 (b) The Company's earnings before interest and taxes (without the addition of any add-backs and before any deduction for amortization of goodwill related to the Acquisition) for the fiscal year ended January 4, 1998, were not less than $ * (or * % of revenues for such fiscal year), and the Company's earnings before interest and taxes (after the addition of Add-Backs set forth on Schedule 1.2 and before any deduction for amortization of goodwill related to the Acquisition) for the Trailing Period were not less than the greater of $ * or * % of the Company's revenues for the Trailing Period.

         * THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

            (c) The sum of the Company's outstanding long-term or short-term indebtedness to banks, the Shareholder, pension plans, employee benefit plans and other related plans or other financial institutions and creditors (including, but not limited to, former shareholders of the Company) as of August 30, 1998 and the Closing Date (in each case including the current portion thereof, but excluding the notes payable to finance customer accounts receivable (but only to the extent that the amounts due under such notes are equal to, or less than, 90% of the outstanding balance of the Company's customer accounts receivable), trade payables, office equipment leases and other ordinary course accounts payable) shall not be greater than $253,000.

         Any damages arising out of this Section 3.8 shall be limited to those that impact Adjusted EBIT for the Trailing Period or the Company's tangible net worth as of August 30, 1998, and considered in the calculation of the Consideration Adjustment pursuant to Section 1.3.

         For purposes of Section 3.8(a) and (b), calculation of amounts as of the Closing shall be made in accordance with the last paragraph of Section 6.8.

         3.9 Financial Statements. Schedule 3.9 includes (a) true, complete and
             --------------------
correct copies of the Company's unaudited balance sheet as of January 4, 1998 and income statement for the year ended January 4, 1998 (collectively, the "Year-End Financials") (b) true, complete and correct copies of the Company's unaudited balance sheet as of July 5, 1998, and unaudited income statement as of July 5, 1998 (the "July Financials") and (c) true, complete and correct copies of the Company's unaudited balance sheet (the "Interim Balance Sheet") as of August 30, 1998 (the "Interim Balance Sheet Date") and income statement, for the eight (8)-month period then ended (collectively, the "Interim Financials," and together with the Year-End Financials and the July Financials, the "Company Financial Statements"). To the best of the Company's and the Shareholder's knowledge, the Company Financial Statements have been prepared in accordance with GAAP consistently applied, subject in the case of the Interim Financials, to (i) normal year-end adjustments, which individually or in the aggregate will not be material, (ii) the exceptions stated on Schedule 3.9, and (iii) the omission of footnote information. Each unaudited balance sheet included in the Company Financial Statements presents fairly the financial condition of the Company as of the date indicated thereon, and each of the income statements included in the Company Financial Statements presents fairly the results of its operations for the periods indicated thereon. Since the dates of the Company Financial Statements, there have been no material changes in the Company's accounting policies other than as requested by NII to conform the Company's accounting policies to GAAP.

         3.10     Liabilities and Obligations; Claims.
                  -----------------------------------

                  (a) Except as set forth on Schedule 3.10, the Company is not liable for or subject to any liabilities other than:

                  (i) those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged;

                 (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise (but no liabilities for breaches thereof); and

                (iii) those liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material (none of which is a liability for breach of contract, breach of warranty for infringement, claim or lawsuit).

                  (b) Schedule 3.10 includes a reasonable estimate of the maximum amount of each liability which is not fixed or which is contested.

                  (c) The Shareholder has no claim against the Company, nor is the Company or the Shareholder aware that any third party has any claims against the Company.

                  (d) Schedule 3.10 also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the Company has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the Company would require additional material expenditures of capital.

                  (e) For purposes of this Section 3.10, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured. Schedule 3.10 contains a complete list of all the Company's interest bearing indebtedness (excluding office leases and ordinary course accounts payable), including the names of creditors, payment terms, balances due and security interests.

         3.11     Books and Records. The Company has made and kept books and
                  -----------------
records and accounts, which accurately, completely and fairly reflect the activities of the Company. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

          3.12 BANK ACCOUNTS; POWERS OF ATTORNEY. Schedule 3.12 sets forth a
               ---------------------------------
complete and accurate list, as of the date of this Agreement, of:

               (a) the name of each financial institution in which the Company has any account or safe deposit box;

               (b)  the names in which the accounts or boxes are held;

               (c)  the type of account;

               (d) the name of each Person authorized to draw thereon or have access thereto; and

               (e) the name of each Person holding a general or special power of attorney from the Company and a description of the terms of such power.

          3.13 ACCOUNTS AND NOTES RECEIVABLE. On the Closing Date, the Company
               -----------------------------
will deliver to NII a complete and accurate list, as of a date not more than two
(2) business days prior to the Closing Date, of the accounts and notes receivable of the Company (including without limitation receivables from and advances to employees, the Shareholder, override receivables and financial assistance segment receivables), which includes an aging of all accounts and notes receivable showing amounts due in thirty (30)-day aging categories (collectively, the "Accounts Receivable"). All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of any respective reserves shown on the Company's books and records (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable, except as set forth on Schedule 3.13, will be collected in full, without any set-off, within one hundred and twenty (120) days after the Closing Date. There is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

          3.14 PERMITS. The Company owns or holds all licenses, franchises,
               -------
permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), licenses and franchises necessary for the continued operation of its business as it is currently being conducted (the "Permits"). The Permits are valid, and the Company has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, manager, employee or agent of the Company or any affiliate thereof, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing.

          3.15 RELATED PARTY TRANSACTIONS. Except as set forth in SCHEDULE 3.15,
               --------------------------
no officer, director or shareholder of the Company, or any ancestor, sibling, descendant or spouse of any of such Persons, or any Person in which any of such Persons has an interest (each a "Related Party") has, directly or indirectly,
(i) an interest in any entity that furnished or sold within the immediately preceding year, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) an interest in any entity that purchases from or sells or furnishes to, the Company, any good or services or (iii) a beneficial interest in any Material Contract (as defined in Section 3.20); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any Person" for purposes of this Section 3.15. Neither the Shareholder nor any officer or director of the Company has any interest, either directly or indirectly, in any property, real or personal, tangible or intangible, used in or pertaining to the Company's business, including any interest in the Intellectual Property (as defined in Section 3.18), except for rights as a shareholder, and except for rights under any Company Plan (as defined in Section 3.25). No employee, shareholder, officer or director of the Company, or their spouses or children, is indebted to the Company nor is the Company indebted to any of them.

          3.16 REAL ESTATE AND REAL PROPERTY.
               -----------------------------

               (a) The Company does not own and never has owned any real estate.

               (b) For purposes of this Agreement, "Real Property" means all interests in real property including, without limitation, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, rights-of-way and all buildings and other improvements thereon, used by the Company, together with any additions thereto or replacements thereof. Schedule
3.16 contains a complete and accurate description of all Real Property (including street address, legal description (where known), owner and Company's use thereof) and, to the Company's knowledge, any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, covenants, easements, restrictions, encroachments, leases or encumbrances of any nature thereon ("Encumbrances"). The Real Property listed on Schedule 3.16 includes all interests in real property necessary to conduct the business and operations of the Company.

               (c)  Except as set forth in SCHEDULE 3.16:

                    (i) The Company has obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the use, occupation and operation of the Real Property.

                    (ii) The Real Property is suitable and adequate for the uses to which it is currently devoted. The Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Company's business does not constitute a nonconforming use and is not the subject of a special use permit under any applicable law.

                    (iii) The Company is not in violation of any law (including any code, rule, regulation, zoning or building ordinance or health or safety ordinance), and no notice from any governmental authority has been served upon the Company claiming any violation of any such law, or requiring or calling attention to the need for any work, repairs, construction, alterations or installations on or in connection with such Real Property with which the Company has not complied.

                    (iv) Neither the Real Property nor the structures, facilities and improvements on the Real Property have suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition in accordance with the term of the Leases (as defined below).

                    (v) There are no parties other than the Company in possession of any of the Real Property or any portion thereof, and there are no subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property or any portion thereof.

                    (vi) All oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. The Company has provided NII with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any option granted to such party under such Lease. The Leases and the Company's interests thereunder are free of all Encumbrances. The Company has not received any notice of default under any Leases, and the Company is in full compliance with the terms and provisions of the Leases and there are no material maintenance or capital improvement obligations thereon. The Company has not given notice of default to the lessors under any Leases and, to the knowledge of the Company, the lessors are in full compliance with the provisions of the Leases, and there are no material maintenance or capital improvement obligations or the lessor thereon. No Lease is with a Related Party.

                    (vii) Except as set forth on Schedule 3.16, none of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

                    (viii) All personal property and trade fixtures owned or leased by the Company and used or usable in the conduct of their business in the Real Property may be removed from the Real Property at the termination of the Lease without violating the terms of the Lease.

               (d) Notwithstanding the above, with respect to any of the common areas used by the Company, its employees, consultants or customers, in connection with the Company's use of any Leased premises, the representations made in this Section 3.16 shall be limited to the actual knowledge of the Company and the Shareholder.

          3.17 PERSONAL PROPERTY.
               -----------------

               (a) SCHEDULE 3.17 sets forth a complete and accurate list of all personal property included on the Interim Balance Sheet and all other personal property owned or leased by the Company with a current book value in excess of $20,000 both (i) as of the Interim Balance Sheet Date and (ii) acquired since the Interim Balance Sheet Date (the "Personal Property").
SCHEDULE 3.17 also lists all leases for Personal Property (true, correct and complete copies of which have been provided to NII) and indicates which assets are currently owned, or were formerly owned, by the Shareholder or business or personal affiliates of the Shareholder or of the Company.

               (b) All leases set forth on SCHEDULE 3.17 are in full force and effect and constitute valid and binding agreements of the Company, and the Company is not in breach of any of their terms. The Personal Property used by the Company that is material to the operation of the business is either owned by the Company or leased under an agreement listed on SCHEDULE 3.17.

          3.18 INTELLECTUAL PROPERTY.
               ---------------------

               (a) The Company is the true and lawful owners of, or are licensed or otherwise possess legally enforceable rights to use, the Marks (as defined below) listed on SCHEDULE 3.18. Such schedule lists (i) all of the Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks, that the Company now owns or uses in connection with its business. The Company owns or has the unrestricted legally enforceable right to use all of the trademarks, service marks, and trade names employed in the operation of its business as currently conducted or proposed to be conducted. The Marks listed on SCHEDULE 3.18 will not cease to be valid rights of the Company by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. For purposes of this Section 3.18, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names used by the Company in the operation of its business as currently conducted, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Company, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Company in the United States or any foreign country.

               (b) The Company is the true and lawful owner of, or are licensed or otherwise possess legally enforceable rights to use, all rights in the Patents (as defined below) listed on SCHEDULE 3.18 and the Copyrights (as defined below) listed on SCHEDULE 3.18. Such Patents and Copyrights constitute all of the Patents and Copyrights that the Company now owns or is licensed to use. The Company owns or has the unrestricted legally enforceable right to use all Patents and Copyrights employed in the operation of its businesses as currently conducted or proposed to be conducted. For purposes of this Section 3.18, the term "Patent" shall mean any United States or foreign patent to which the Company has title as of the date of this Agreement, as well as any application for a United States or foreign patent made by the Company; and the term "Copyright" shall mean any United States or foreign copyright (registered or unregistered) owned by the Company as of the date of this Agreement, including any application for a United States or foreign copyright registration made by the Company.

               (c) The Company is the true and lawful owner of, or is licensed or otherwise has the unrestricted legally enforceable right to use, all rights in the software (including, without limitation, software used by the Company in its mid-office and back office operations), trade secrets, franchises or similar rights (collectively, "Other Rights") listed on SCHEDULE 3.18. Those Other Rights constitute all of the Other Rights that the Company now owns or is licensed to use. The Company owns or has the unrestricted right to use all software, trade secrets, franchises or similar rights employed in the operation of its business as currently conducted or as proposed to be conducted.

               (d)  The Marks, Patents, Copyrights and Other Rights listed on
SCHEDULE 3.18 are referred to collectively herein as the "Intellectual Property." The Intellectual Property owned by the Company is referred to herein collectively as the "Company Intellectual Property." All other Intellectual Property, including software used by the Company's mid-office and back office operations, is referred to herein collectively as the "Third Party Intellectual Property." The Company has taken all actions necessary to maintain and protect the Company Intellectual Property. Except as indicated on SCHEDULE 3.18, the Company has no obligation to compensate any Person for the use of any Intellectual Property nor has the Company granted to any Person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not. SCHEDULE 3.18 includes the name of each licensor of Third Party Intellectual Property.

               (e) The Company is not, and will not be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement described in SCHEDULE 3.18. The Company has not infringed or misappropriated nor does it currently infringe or misappropriate any Third party Intellectual Property. No claims with respect to the Company Intellectual Property or Third Party Intellectual Property are currently pending or, to the knowledge of the Company, are threatened by any Person, nor, to the Company's knowledge, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any Third party Intellectual Property; (ii) against the use by the Company of any Intellectual Property used in the Company's business as currently conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property; or (iv) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party. The Company (x) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of Third Party Intellectual Property and which has not been finally terminated or been informed or notified by any third party that the Company may be engaged in such infringement or (y) has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any Intellectual Property.

          3.19 ARC ACCREDITATION AND BONDING REQUIREMENTS. The Company is, and
               ------------------------------------------
at Closing will be, accredited with the Airlines Reporting Company ("ARC"), and has no knowledge of any fact, matter or circumstance which by itself, or with the passage of time, may give rise to an action by ARC terminating the Company's accreditation. SCHEDULE 3.19 includes a list of all currently open and outstanding correspondence between the Company and ARC during the twelve month period ending on the date hereof, copies of which have been provided to NII. The Company does, and at Closing will, have the bond required by ARC, in the amount required by ARC. SCHEDULE 3.19 sets forth the amount of the bond, the expiration date of the bond, the name of the company issuing the bond, and the premium for the bond. Except in the ordinary course of business, the Company has no unpaid or contested debit memoranda with ARC, or any airline. SCHEDULE 3.19 lists a representative sample of contested debit memoranda the Company had with ARC or an airline during the twelve (12) month period ending on the date hereof.

          3.20 SIGNIFICANT CUSTOMERS; PREFERRED VENDORS; MATERIAL CONTRACTS.
               ------------------------------------------------------------

               (a) SCHEDULE 3.20(A) sets forth a complete and accurate list of all Significant Customers and Preferred Vendors. For purposes of this Agreement, "Significant Customers" are the twenty (20) customers that were responsible for the highest amount of revenues of the Company during each of the past four (4) fiscal quarters. For purposes of this Agreement, "Preferred Vendors" are all airlines with which the Company has override agreements and all hotel and rental car companies with which the Company has an agreement establishing commission rates in excess of those generally paid in the industry ("Preferred Vendor Agreement") or similar arrangements.

               (b) Except as set forth in SCHEDULE 3.20(B), the Company is not a party to any written or oral (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement, stock bonus, thrift or other form of incentive, deferred or other compensation plan; (iii) stock purchase, stock option or similar plan or practice, whether formal or informal; (iv) contract for the employment of any officer, individual employee, or other Person on a full-time or consulting basis; (v) other contract with any of its employees, officer or directors; (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of its assets; (vii) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection; (viii) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party involving in excess of $20,000 per year; (ix) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it involving in excess of $20,000, (x) contract, purchase order or group of related contracts or purchase orders with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $20,000; (xi) other contract or group of related contracts with the same party either continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days' or less notice without penalty or involving more than $20,000; (xii) Preferred Vendor Agreement or airline override agreements, (xiii) ARC Agency

Agreements and bonds required by ARC; (xiv) contract which prohibits it from freely engaging in business anywhere in the world; (xv) franchise agreement;
(xvi) assignment, license, indemnity or other agreement with respect to any form of Intellectual Property or any Computer Reservation Systems ("CRS") Agreement;
(xvii) warranty agreement with respect to services rendered or products licensed; (xviii) life, hospitalization, medical, dental or disability insurance or other welfare benefit plan, program or arrangement, whether formal or informal; (xix) agreements regarding the provision of telephone and other communication services; or (xx) other agreement material to any of them or not entered into in the ordinary course of business (collectively all referred to herein as the "Material Contracts.")

               (c) SCHEDULE 3.20(C) contains a description of the Company's policies with respect to booking back-to-back tickets and passive or phantom segments. SCHEDULE 3.20(C) also contains a description of the Company's policies regarding clearance of hotel commissions.

               (d) Except to the extent set forth on SCHEDULE 3.20(D), (i) none of the Company's Significant Customers has canceled or substantially reduced or, to the knowledge of the Company, is currently attempting or threatening to cancel or substantially reduce, any purchases from the Company,
(ii) none of the Company's Preferred Vendors has altered, modified, reduced or canceled, or threatened to alter, modify, reduce or cancel, the terms of any Material Contract of which it is a party, (iii) the Company has complied with all of their commitments and obligations and are not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and (iv) there are no Material Contracts that were not negotiated at arm's length. The Company has not received any material customer complaints concerning its services.

               (e) Each Material Contract, except those terminated pursuant to Section 5.4, is valid and binding on the Company and is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. Except as specifically identified on SCHEDULE 3.20(E) (the "Unobtained Consents"), the Company has obtained all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the Acquisition and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents"). All Third Party Consents are listed on SCHEDULE 3.20(E). The Shareholder agrees to provide all Unobtained Consents to NII promptly after Closing.

               (f) The Company is not a "women's business enterprise" ("WBE") or "woman-owned business concern" as defined in 48 C.F.R.ss. 52.204-5, or a "minority business enterprise" ("MBE") or "minority-owned business concern" as defined in 48 C.F.R.ss.52.219- 8, nor has it held itself out to be such to any of its customers.

               (g) The outstanding balance on all loans or credit agreements either (i) between the Company and any Person in which the Shareholder owns a material interest, or (ii) guaranteed by the Company for the benefit of any Person in which the Shareholder owns a material interest, are set forth in SCHEDULE 3.20(G).

               (h) The pledge, hypothecation or mortgage of all or substantially all of the Company's assets (including, without limitation, a pledge of the Company's contract rights under any Material Contract) will not, except as set forth on Schedule 3.20(h), (i) result in the breach or violation of, (ii) constitute a default under, (iii) create a right of termination under, or (iv) result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the assets of the Company (other than a lien created pursuant to the pledge, hypothecation or mortgage described at the start of this Section 3.20) pursuant to any of the terms and provisions of, any Material Contract to which the Company is a party or by which the property of the Company is bound.

          3.21 GOVERNMENT CONTRACTS.
               --------------------

               (a) Except as set forth on SCHEDULE 3.21, the Company is not a party to any government contracts.

               (b) The Company has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of the Company, has any suspension or debarment action been threatened or commenced. There is no valid basis for the Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

               (c) The Company has not been, nor is it now being, audited, or investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the knowledge of the Company, has such audit or investigation been threatened.

               (d) The Company has no dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government or any state or local government, relating to a contract.

               (e) The Company is not in default or violation of any government contracts and has not, with respect to any government contract, received a cure notice advising the Company that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

               (f) The Company has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any state or local government.

               (g) No employee, agent, consultant, representative, or affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Company's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

               (h) Each of the Company's government contracts has been issued, awarded or novated to the Company in the Company's name.

          3.22 INSURANCE.  SCHEDULE 3.22 sets forth a complete and accurate
               ---------
list, as of the Interim Balance Sheet Date, of all insurance policies carried by the Company and all insurance loss runs or workmen's compensation claims received for the past two (2) policy years. The Company has delivered to NII true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company and are otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by Persons conducting businesses similar to that of the Company. To the knowledge of the Company, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

          3.23 ENVIRONMENTAL MATTERS.
               ---------------------

               (a)  Hazardous Material. To the Company's and the Shareholder's
                    ------------------
actual knowledge, other than as set forth on SCHEDULE 3.23, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased. SCHEDULE 3.23 identifies all underground and aboveground storage tanks, and the capacity, age and contents of such tanks, located on Real Property owned or leased by the Company.

               (b)  Hazardous Materials Activities. The Company has not
                    ------------------------------
transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Company Hazardous Material Activity.

               (c)  Permits.  The Company does not hold any environmental
                    -------
approvals, permits, licenses, clearances and consents and, to the actual knowledge of the Company, none is required for the conduct of the Company's business as such business is currently being conducted or is proposed to be conducted.

               (d)  Environmental Liabilities. No action, proceeding, revocation
                    -------------------------
proceeding, amendment procedure, writ, injunction or claim is pending, or to the actual knowledge of the Company, threatened concerning any Hazardous Material or any Company Hazardous Materials Activity. To the actual knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve the Company (or any Person whose liability the Company has retained or assumed, either by contract or operation of law) in any environmental litigation, or impose upon the Company (or any Person whose liability the Company has retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability.

        3.24   LABOR AND EMPLOYMENT MATTERS.  With respect to employees of and
               ----------------------------
service providers to the Company:

               (a) for purposes of this Section 3.24 and Section 3.25, the phrases "Company's knowledge," "to the knowledge of the Company" or words of similar import include, in addition to those Persons designated in the first paragraph of this Section, the knowledge of anyone responsible for the Company's human resources;

               (b) the Company is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, sexual harassment, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and have not and are not engaged in any unfair labor practice;

               (c) there is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Company pending or, to the Company's knowledge, threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other comparable state or local authority;

               (d) there is not now, nor within the past three (3) years has there been, any labor strike, slowdown or stoppage actually pending or, to the Company's knowledge, threatened, against or directly affecting the Company;

               (e) to the Company's knowledge, no labor representation organization effort exists nor has there been any such activity within the past three (3) years;

               (f) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Company's knowledge, no claims therefor exist or have been threatened;

                  (g) the employees of the Company are not now and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company;

                  (h) all Persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so. SCHEDULE 3.24 contains a list of all IRS Forms 1099 that have been issued by the Company in the last three (3) fiscal years, and the aggregate amount in dollars reported under IRS Forms 1099 for each such fiscal year;

                  (i) the Company is not aware that any executive or key employee or any group of employees has plans to terminate his, her or their employment with the Company; and

                  (j) except as described in SCHEDULE 3.24, there have been no claims or allegations brought against the Company or any officer, director or employee of the Company or other Person with whom an employee may have dealings through his or her employment by Company, with respect to employment, employment practices or terms or conditions of employment, including without limitation claims alleging sexual harassment or discrimination.

         3.25     EMPLOYEE BENEFIT PLANS.
                  ----------------------

                  (a)  Definitions.
                       -----------

                       (i) "Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

                       (ii) "Code" means the Internal Revenue Code of 1986, as amended.

                       (iii) "Company Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by the Company or with respect to which the Company has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise) as of the Closing Date, in each case with respect to any present or former directors, employees, or agents of the Company.

                       (iv) "Company Plan" means, as of the Closing Date, any Employee Benefit Plan for which the Company is the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Employee Benefit Plan currently or formerly maintained by the Company or to which the Company is obligated to make payments, in each case with respect to any present or former employees of the Company.

                       (v)    "Employee Benefit Plan" has the meaning given in
Section 3(3) of ERISA.

                       (vi) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

                       (vii) "ERISA Affiliate" means any Person that, together with the Company, would be or was at any time treated as a single employer under
Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

                       (viii) "IRS" means the Internal Revenue Service.

                       (ix) "Multiemployer Plan" means any Employee Benefit Plan described in Section 3(37) of ERISA.

                       (x) "Qualified Plan" means any Employee Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.

                       (xi) "Welfare Plan" means any Employee Benefit Plan described in Section 3(1) of ERISA.

                  (b) SCHEDULE 3.25 contains a complete and accurate list of all Company Plans and Company Benefit Arrangements. SCHEDULE 3.25 specifically identifies all Company Plans (if any) that are Qualified Plans.

                  (c) With respect, as applicable, to Employee Benefit Plans and Benefit Arrangements:

                       (i) true, correct and complete copies of all the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable, have been delivered to NII or its designee: (A) all documents constituting the Company Plans and Company Benefit Arrangements, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (B) the most recent Forms 5500 or 5500C/R and any financial statements attached thereto and those for the prior three (3) years; (C) the last Internal Revenue Service determination letter, the last IRS determination letter that covered the qualification of the entire plan (if different), and the materials submitted by the Company to obtain those letters; (D) the most recent summary plan description; (E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement; (F) all notices that were given within the four (4) years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any plan or arrangement; and (G) employee manuals or handbooks containing personnel or employee relations policies;

                       (ii) the World Express Travel Savings & Retirement Plan (the "Company 401(k) Plan") is the only Qualified Plan and is further described on SCHEDULE 3.25. The Company has never maintained or contributed to another Qualified Plan. The Company 401(k) Plan qualifies under Section 401(a) of the Code, and any trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the design or operation of any Qualified Plan that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the Code;

                       (iii) the Company has never sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan);

                       (iv) each Company Plan and each Company Benefit Arrangement has been maintained in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws;

                       (v) there are no pending claims or lawsuits by, against, or relating to any Employee Benefit Plans or Benefit Arrangements that are not Company Plans or Company Benefit Arrangements that would, if successful, result in liability of the Company or the Shareholder, and no claims or lawsuits have been asserted, instituted or, to the knowledge of the Company, threatened by, against, or relating to any Company Plan or Company Benefit Arrangement, against the assets of any trust or other funding arrangement under any such Company Plan, by or against the Company with respect to any Company Plan or Company Benefit Arrangement, or by or against the plan administrator or any fiduciary of any Company Plan or Company Benefit Arrangement, and the Company does not have knowledge of any fact that could form the basis for any such claim or lawsuit. The Company Plans and Company Benefit Arrangements are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to the Company 401(k) Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs;

                       (vi) no Company Plan or Company Benefit Arrangement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement;

                       (vii) with respect to each Company Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any liability for the Company or a shareholder, officer, director, or employee of the Company;

                       (viii) all reporting, disclosure, and notice requirements of ERISA and the Code have been fully and completely satisfied with respect to each Company Plan and each Company Benefit Arrangement;

                       (ix) all amendments and actions required to bring the Company Benefit Plans into conformity with the applicable provisions of ERISA, the Code, and other applicable laws have been made or taken except to the extent such amendments or actions (A) are not required by law to be made or taken until after the Closing and (B) are disclosed on SCHEDULE 3.25;

                       (x) payment has been made of all amounts that the Company is required to pay as contributions to the Company Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Interim Balance Sheet Date; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within thirty (30) days of such withholding;

                       (xi) the Company has not prepaid or prefunded any Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code;

                       (xii) no statement, either written or oral, has been made by the Company to any Person with regard to any Company Plan or Company Benefit Arrangement that was not in accordance with the Company Plan or Company Benefit Arrangement and that could have an adverse economic consequence to the Company;

                       (xiii) the Company has no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan or Benefit Arrangement that is not a Company Benefit Arrangement or with respect to any Employee Benefit Plan sponsored or maintained (or which has been or should have been sponsored or maintained) by any ERISA Affiliate;

                       (xiv) all group health plans of the Company and its affiliates, as further described on SCHEDULE 3.25, have been operated in material compliance with the requirements of Sections 4980B of the Code (and its predecessor), 5000 of the Code and Part 7 of ERISA, and the Company has provided, or will have provided before the Closing Date, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code with respect to any "qualifying event" (as defined therein) occurring before or on the Closing Date; and

                       (xv) no employee or former employee of the Company or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than (i) death or retirement benefits under a Qualified Plan, (ii) deferred compensation benefits accrued as liabilities on the Closing Statement or (iii) continuation coverage mandated under Section 4980B of the Code or other applicable law.

                  (d) SCHEDULE 3.25 hereto contains the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of the Company for the last three (3) fiscal years.

                  (e) SCHEDULE 3.25 hereto sets forth an accurate list, as of the date hereof, of all employees of the Company who may earn more than $75,000 in fiscal 1998, all officers and all directors, and lists all employment agreements (written or oral) with such employees, officers and directors and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such Person as of the Interim Balance Sheet Date.

                  (f) The Company has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

                  (g) Except as set forth on SCHEDULE 3.25, there are no Contingent Deferred Sales Charges ("CDSC's") or similar surrender fees, asset charges or other penalties that will become payable as a result of the termination of any Company Plan or Company Benefit Arrangement or the merger of the assets of such Company Plan or Company Benefit Arrangement into a plan or benefit arrangement of NII. To the extent that any such CDSC's or similar charges or penalties are payable upon such event, the Shareholder shall pay such amounts at Closing or, with the concurrence of NII, NII may pay such amounts and the Consideration shall be reduced accordingly.

         3.26     TAXES.
                  -----

                  (a) (i) The Company has timely filed all Tax Returns (as defined below) due on or before the Closing Date, and such Tax Returns are true, correct and complete in all respects.

                       (ii) The Company has paid in full on a timely basis all Taxes (as defined below) owed by it, whether or not shown on any Tax Return.

                      (iii) The amount of the Company's liability for unpaid Taxes as of the Interim Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Balance Sheet, and the amount of the Company's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Company on the Closing Date.

                       (iv) The Company has filed all reports and has created and/or retained all records required under Section 6038 of the Code with respect to its ownership by and transactions with related parties. Each related foreign person required to maintain records under Section 6038(A) with respect to transactions between Company and the related foreign person has maintained such records. All documents that are required to be created and/or preserved by the related foreign person with respect to transactions with the Company are either maintained in the United States, or the Company is exempt from the record maintenance requirements of Section 6038A of the Code with respect to such transactions under Section 1.6038-1. The Company is not a party to any recorded maintenance agreement with the IRS with respect to Section 6038A of the Code. Each related foreign person that has engaged in transactions with the Company has authorized the Company to act as its limited agent solely for purposes of Sections 7602, 7603 and 7604 of the Code with respect to any request by the IRS to examine records or produce testimony related to any transaction with the Company, and each such authorization remains in full force and effect.

                       (v) The Company has a taxable year for each year ending on the Sunday closest to January 1 of the following year.

                       (vi) The Company currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five (5) years. The Company has not agreed to, and is not and will not be required to, make any adjustments under Section 481(a) of the Code as a result of a change in accounting methods.

                       (vii) The Company has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

                       (viii) Except as disclosed in SCHEDULE 3.26(A), the Tax Returns of the Company have never been audited by a government or taxing authority nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the Company, and the Company has not received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. The Company is not a party to any action or proceeding for assessment or collection of Taxes, and no such event has been asserted or threatened (either in writing or verbally, formally or informally) against the Company or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company. The Company has disclosed in its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

                       (ix) There are (and as of immediately following the Closing there will be) no Liens on the assets of the Company relating to or attributable to Taxes.

                       (x) To the Company's knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or otherwise have an adverse effect on the Company or its business.

                      (xi) None of the Company's assets are treated as "tax exempt use property" within the meaning of Section 168(h) of the Code.

                     (xii) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

                    (xiii) The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                     (xiv) The Company is not, and has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Company has not assumed the tax liability of any other Person under contract.

                      (xv) The Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

                     (xvi) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

                    (xvii) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return and does not have any liability for the Taxes of another Person under Treas. Reg.ss.1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                   (xviii) The Company has no net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations.

                  (b) (i) The Company has, since July 1, 1989, been an S Corporation within the meaning of Section 1361 of the Code.

                      (ii) Except as disclosed on SCHEDULE 3.26(B), the Company does not have a net recognized or a net unrealized built-in gain within the meaning of Section 1374 of the Code.

                     (iii) SCHEDULE 3.26(B) contains an accurate and complete description of Company's current and accumulated earnings and profits.

                      (iv) Except as disclosed on SCHEDULE 3.26(B), the Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of Company's assets caused by the Section 338 Election. The Company has not in the past 10 years, acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

                  (c)  For purposes of this Agreement:

                       (i) the term "Tax" shall include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and

                      (ii) the term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

         3.27     CONFORMITY WITH LAW; LITIGATION.
                  -------------------------------

                  (a) The Company has not violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it.

                  (b) No Shareholder has, at any time: (i) committed any criminal act (except for minor traffic violations); (ii) engaged in acts of fraud, dishonesty, gross negligence or moral turpitude; (iii) filed for personal bankruptcy; or (iv) been an officer, director, manager, trustee or controlling shareholder of a corporation or other entity that filed for bankruptcy or Chapter 11 protection.

                  (c) Except as set forth on SCHEDULE 3.27, there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Company, threatened against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no arbitration or mediation proceedings pending or, to the knowledge of the Company, threatened. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or business.

         3.28     RELATIONS WITH GOVERNMENTS.  The Company has not made,
                  --------------------------
offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

         3.29     ABSENCE OF CHANGES.  Since January 4, 1998, the Company has
                  ------------------
conducted its business in the ordinary course and, except as contemplated herein or as set forth on SCHEDULE 3.29, there has not been:


                  (a) any change, by itself or together with other changes, that has adversely affected, or is likely to adversely affect, the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of the Company;

                  (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company;

                  (c) any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                  (d) any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

                  (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, shareholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, nor has the Company entered into or amended any Company Benefit Arrangement, Company Plan, employment, severance or other agreement relating to compensation or fringe benefits;

                  (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of the Company;

                  (g) any sale or transfer, or any agreement to sell or transfer, any material assets property or rights (including without limitation any Company Intellectual Property) of the Company to any Person, including without limitation the Shareholder and his Affiliates;

                  (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of the Shareholder and his affiliates, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

                  (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                  (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

                  (k) any waiver of any material rights or claims of the Company;

                  (l) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

                  (m) any transaction by the Company outside the ordinary course of business;

                  (n) any capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $20,000;

                  (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

                  (p) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

                  (q) any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $20,000;

                  (r) any loan by the Company to any Person or entity, incurring by the Company, of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

                  (s) the commencement or notice or, to the knowledge of the Company, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Company or any of its affairs;

                  (t) any discharge or satisfaction of any Lien or Encumbrance or payment of any obligation or liability other than current liabilities in the ordinary course of business;

                  (u) any charitable contribution or pledge;

                  (v) any investment in or steps to incorporate any Subsidiary;
or

                  (w) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (v) (other than negotiations with NII and its representatives regarding the transactions contemplated by this Agreement).

         3.30     INVENTORY.  Except as set forth in Schedule 3.30 the Company
                  ---------
has no material inventories, except for general office supplies.

     3.31 Year 2000 Compliance.
          --------------------

          (a) As used in this Section 3.31, the term "System" refers to hardware, firmware, software and other equipment, systems and components of such equipment or system, and the term "Year 2000 Compliant" as it applies to a System means that the System:

               (i) Will function properly and completely as designed before, during and after January 1, 2000, without changes in operation in connection with dates after December 31, 1999;

               (ii) Will not abnormally end or abort or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references dates after December 31, 1999, or dates falling in different centuries;

               (iii) Will respond to two digit date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner and will store and provide output of date information in ways that are unambiguous as to century; and

               (iv) Will correctly recognize and process the date of February 29, and any related data, during leap years, including the leap year occurring in the year 2000.

          (b) SCHEDULE 3.31 describes (i) the steps the Company has completed to date in order to determine whether or not its Systems are Year 2000 Compliant, (ii) the degree to which its Systems are Year 2000 Compliant and a list or description of its Systems that are not Year 2000 Compliant, (iii) the costs incurred to date in order that its Systems will be Year 2000 Compliant, and (iv) the expected costs that will need to be incurred in the future for its Systems to be completely Year 2000 Compliant (broken down by hardware and software).

          (c) The parties agree that this Section 3.31 shall not apply to (1) any CRS System that NII elects to use on an enterprise-wide basis at all its locations, including the Company, or (2) the Company's Apollo or Sabre/ADSX Systems if NII actively prevents the Company from making any necessary replacements or modifications to its CRS Systems to make such Systems Year 2000 Compliant following the Closing.

     3.32 DISCLOSURE. The Company has delivered to NII or PTC true and
          ----------
complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested by NII or PTC. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statements and other writings furnished pursuant hereto or in connection with this Agreement or the transactions contemplated hereby, are and will be complete and accurate in all material respects. No representation or warranty by the Shareholder or the Company contained in this Agreement, in the Schedules attached hereto or in any certificate furnished or to be furnished by the Shareholder or the Company to NII in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading. There is no fact known to the Shareholder that has specific application to the

Shareholder or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as the Shareholder can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or any Schedule hereto.

4.   REPRESENTATIONS OF NII AND PTC

     To induce the Company and the Shareholder to enter into this Agreement and consummate the transactions contemplated hereby, NII and PTC represent and warrant to the Company and the Shareholder as follows:

     4.1  DUE ORGANIZATION. NII is a corporation duly organized, validly
          ----------------
existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted. NII is not in violation of its Certificate of Incorporation or Bylaws, each as amended to date (the "NII Charter Documents"). PTC is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted. PTC is not in violation of its Articles of Incorporation or Bylaws, each as amended to date (the "PTC Charter Documents").

     4.2  AUTHORIZATION; VALIDITY OF OBLIGATIONS. The representatives of NII and
          --------------------------------------
PTC executing this Agreement have all requisite corporate power and authority to enter into and bind NII and PTC to the terms of this Agreement, each of NII and PTC has the full legal right, power, and corporate authority to enter into this Agreement and the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by NII and PTC and the performance by them of the transactions contemplated herein and therein have been duly and validly authorized by the Board of Directors of NII and PTC, as the case may be, and this Agreement have been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of NII and PTC enforceable in accordance with its terms.

     4.3  NO CONFLICTS. The execution, delivery and performance of this
          ------------
Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of the NII Charter Documents or the PTC Charter Documents;

          (b) conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which NII or PTC is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of NII's or PTC's properties pursuant to (i) any law or regulation to which either NII, PTC or any of their property is subject, or (ii) any judgment, order or decree to which NII or PTC is bound or any of their property is subject;

          (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of NII or PTC; or

          (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which NII or PTC is subject, or by which NII or PTC is bound.

     4.4  INVESTMENT INTENT. PTC (a) understands that the shares of Company
          -----------------
Capital Stock have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Company Capital Stock for its own account for investment purposes, and not with a view to a distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Company Capital Stock and (d) is able to bear the economic risk and lack of liquidity inherent in holding the Company Capital Stock. The parties acknowledge that this representation is made solely for the purpose of the Company complying with federal and state securities and blue sky laws, and for no other purposes.

5.   COVENANTS

     5.1  TAX MATTERS.
          -----------

          (a) The following provisions shall govern the allocation of responsibility as between the Company, on the one hand, and the Shareholder, on the other, for certain tax matters following the Closing Date:

               (i) The Shareholder shall prepare or cause to be prepared and file or cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Company for all periods ending on or before the Closing Date that are due after the Closing Date. The Shareholder shall pay on or before the due date of such Tax Returns the amount of all Taxes shown as due on such Tax Returns to the extent that such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's books and records as of the Closing Date. Notwithstanding the foregoing, the Company agrees to pay to the Shareholder at Closing $25,000 for Taxes for the period beginning on August 31, 1998 and ending on the Closing Date. Such Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by NII. To the extent reasonably requested by the Shareholder or required by law, NII shall participate in the filing of any Tax Returns filed pursuant to this paragraph.

               (ii) If there are Tax Returns that will be required to be filed for any period which begin before the Closing Date and end after the Closing Date, the Company shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for such Tax periods. Except as set forth in Section 5.11, the Shareholder shall pay to the Company within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's books and records as of the Closing Date. For purposes of this Section 5.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall
(x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

               (iii) NII and the Company on one hand and the Shareholder on the other hand shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.1 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating to Tax matters pertinent to the Company that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

               (iv) The Shareholder shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and the Shareholder shall, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, NII and the Company will join in the execution of any such Tax Returns and other documentation.

          (b) The Company shall, prior to the Closing, maintain its status as an S Corporation for federal and state income tax purposes.

     5.2  ACCOUNTS RECEIVABLE. In the event that all Accounts Receivable, except
          -------------------
as set forth on Schedule 3.13, are not collected in full (net of reserves specified in Section 3.13) within one hundred and twenty (120) days after the Closing then, at the request of the Company the Shareholder shall pay (based on their percentage ownership of Company Capital Stock immediately prior to the Closing) the Company an amount equal to the Accounts Receivable, (net of reserves specified Section 3.13) including any interest or other fees incurred with respect to such Accounts Receivable not so collected, and upon receipt of such payment the Company shall assign to the Shareholder the uncollected Accounts Receivable and shall also thereafter promptly remit any payment received by the Company with respect to such assigned Accounts Receivable. Upon the written request of the Company, the Shareholder shall provide it with a status report concerning the collection of assigned Accounts Receivable.

     5.3  EMPLOYEE BENEFIT PLANS. If reasonably requested by NII, the Company
          ----------------------
shall terminate or freeze any Company Plan or Company Benefit Arrangement substantially contemporaneously with the Closing; provided that (i) any terminated Company Plan or Company Benefit Arrangement will be replaced with such plans or arrangements as are generally provided by NII to like-situated employees and (ii) such termination by itself does not result in any liability to the Shareholder.

     5.4  RELATED PARTY AGREEMENTS. The Company and/or the Shareholder, as the
          ------------------------
case may be, shall terminate in a commercially reasonable manner and time frame, at no cost to NII or the Company any agreements with a Related Party which NII (or Affiliate of NII) requests the Company or the Shareholder to terminate at or after Closing. Notwithstanding the foregoing, with respect to any Company Plan or Company Benefit Arrangement that is not terminated or merged into an existing NII plan or benefit arrangement of NII (or Affiliate of NII) substantially contemporaneously with the Closing, the Shareholder shall cooperate (and shall use their reasonable efforts to cause the officers and employees of the Company that are responsible for administering any such Company Plan or Company Benefit Arrangement to cooperate) with NII on and after the Closing Date in continuing to administer and maintain such Company Plan or Company Benefit Arrangement in accordance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including applicable federal and state securities laws, until such time as the Company Plan or Company Benefit Arrangement are terminated or merged into a plan or benefit arrangement of NII (or Affiliate of NII).

     5.5  COOPERATION.
          -----------

          (a) The Company, the Shareholder, NII and PTC shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of the Company shall execute any documentation reasonably required by NII's independent public accountants (in connection with such accountant's audit of the Company) or the Nasdaq National Market.

          (b) The Shareholder and the Company shall cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with NII on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

          (c) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby.

     5.6  ACCESS TO INFORMATION; CONFIDENTIALITY; PUBLIC DISCLOSURE. NII and
          ---------------------------------------------------------
PTC agree to abide by the terms of the Confidentiality Agreement dated June 29, 1998 between NII, the Company and the Shareholder (the "Confidentiality Agreement").

     5.7  NOTICE TO BARGAINING AGENTS. Prior to the Closing Date, the Company
          ---------------------------
shall have satisfied any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, if requested by NII, and shall provide NII with proof that any required notice has been sent.

     5.8  SOFT DOLLARS. All "soft dollars" (whether in the form of free airline
          ------------
tickets, free airline upgrade certificates, credit cards paid for by airlines or airline override revenue converted to the Company's "soft dollar" accounts, or other similar arrangements) available to the Company from airlines and other vendors of the Company, or that may be awarded to the Company in connection with the Company's business, shall be used only for the Company's legitimate business purposes, which shall include free tickets given to employees as a bonus or perquisite, and not for the personal benefit or use of the Shareholder (or his family or friends) or any of the Company's other employees.

     5.9  TRANSITION. The Shareholder shall not take any action that is designed
          ----------
or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of any of the Company, its Subsidiaries or NII from maintaining the same business relationships with the Company and its Subsidiaries after the Closing as it maintained with the Company prior to the Closing. The Shareholder shall refer all customer inquiries relating to the business of the Company or NII from and after the Closing.

     5.10 [NOT USED]

     5.11 338 ELECTION.
          ------------

          (a) At NII's option, the Company and the Shareholder will join with NII in making an election under Section 338 of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of the Company hereunder (a "Section 338 Election"). The Shareholder will include any income, gain, loss deduction, or other tax item resulting from the Section 338 Election on his Tax Returns to the extent permitted by applicable law. The Shareholder shall also pay any Tax imposed on the Company attributable to the making of the Section 338 Election, including but not limited to, (i) any Tax imposed under Section 1374 of the Code, (ii) any tax imposed under Section 1.338(h)(10)-1(e)(5) of the Treasury Regulations, or
(iii) any state, local or foreign Tax imposed on Company's gain, and the Shareholder shall indemnify NII, the Company against any tax or other liability arising out of any failure to pay any such Taxes. In the event that the Section 338 Election results in additional Tax for the Shareholder, NII shall pay to the Shareholder the difference between (i) the Tax paid by the Shareholder as a result of the Section 338 Election and (ii) the Tax that would have been paid by the Shareholder if the

Section 338 Election had not been made by the Shareholder. Prior to filing the return, at NII's cost, the Shareholder shall have NII's Accountant review the return to ensure that the Section 338 Election is properly made and executed and the calculation of the difference is properly calculated. Any payment by NII hereunder shall be within made ten (10) days following the date of completion of such review by NII's Accountant.

          (b) NII, the Company and the Shareholder agree that the consideration and the liabilities of the Company (plus other relevant items) will be allocated to the assets of Company for all purposes (including Tax and financial accounting) in a manner determined by NII in its sole discretion. NII, the Company, and the Shareholder will file all Tax Returns (including amended returns and claims for refund and information reports in a manner consistent with such values.

          (c) Notwithstanding anything to the contrary herein, any liability arising from the 338 Election will not be considered a liability of the Company for purposes of determining the Consideration, as such amount may be adjusted pursuant to the terms of this Agreement, to be paid hereunder, or in determining the net worth of the Company hereunder.

     5.12 PERMITTED DISTRIBUTION. Prior to the Closing, the Company may, in its
          ----------------------
sole discretion, make a cash distribution (the "Permitted Distribution") to the Shareholder in an amount equal to (i) the tangible net worth of the Company, determined in accordance with GAAP but not taking into account any Interim Period Add-Backs, as of August 30, 1998, minus (ii) *.

          * THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

     5.13 TRAVEL AND ENTERTAINMENT BUDGET. Unless otherwise consented to by NII,
          -------------------------------
in the twelve months following Closing, the Company's expenses for travel and entertainment shall be no more than $55,000, which amount shall exclude costs and expenses incurred at the request of or required by NII.

     5.14 TRANSFER OF ARC NUMBER. Upon the Closing Date, the Company and
          ----------------------
ValuTravel, Inc. ("ValuTravel") will apply for a change of ownership of the branch ARC number currently being used by ValuTravel and in the Company's name. Upon receipt of ARC's approval of the application, the ARC number shall be promptly transferred to ValuTravel. In addition, upon the Closing, Alaska WorldTours, Inc. ("AWT") shall begin using such ARC number, and terminate using the ARC number currently used by AWT.

     5.15 FIRST NATIONAL BANK OF ANCHORAGE LOAN. As soon as possible, and no
          -------------------------------------
later than ten (10) days, following the Closing, the Company shall be removed as a co-borrower from the loan in the principal amount of approximately $122,000 with First National Bank of Anchorage that was entered into for the purchase of real estate owned by the Shareholder.

     5.16 SEATTLE LEASE. As soon as practicable after the Closing, the Company
          -------------
shall enter into a lease for the Company's location at 1900 West Emerson Place, Suite 100, Seattle, Washington (the "Seattle Location") which lease shall include commercially reasonable terms, and, in particular, shall include the following terms: (i) a base rental of no more than $13.67 per square feet per month; (ii) lease space of at least 3,468 square feet; and (iii) a term of not less than three (3) years.

     5.17 GLACIER BREWHOUSE PHONE LEASE. As soon as possible and no later than
          -----------------------------
ten (10) days, after the Closing, the Company shall enter into a lease agreement with Glacier Brewhouse for the lease by Glacier Brewhouse of certain phone lines of the Company, which lease agreement shall contain commercially reasonable terms for the Company, and in any event such terms as would be obtained from a bona fide third party lease of a similar nature.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF NII AND PTC

     The obligations of NII and PTC to effect the Acquisition is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

     6.1  REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the
          ----------------------------------------------------------
representations and warranties of the Shareholder and the Company contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and the Shareholder on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company and by the Shareholder shall have been delivered to NII.

     6.2  NO LITIGATION. No temporary restraining order, preliminary or
          -------------
permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging PTC's proposed acquisition of the Company, or limiting or restricting NII's or PTC's conduct or operation of the business of the Company (or its own business) following the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened against NII, PTC, the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company.

     6.3  NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse
          --------------------------
changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company, since January 4, 1998 and NII shall have received a certificate signed on behalf of the Company and by the Shareholder dated the Closing Date to such effect.

     6.4  CONSENTS AND APPROVALS. Except for any Unobtained Consents, all
          ----------------------
necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by the Company and the Shareholder of the transactions contemplated hereby, shall have been obtained and made.

     6.5  OPINION OF COMPANY COUNSEL. NII shall have received an opinion from
          --------------------------
counsel to the Company and the Shareholder, dated the Closing Date, in a form reasonably satisfactory to NII.

     6.6  CHARTER DOCUMENTS. NII shall have received (a) a copy of the Articles
          -----------------
of Incorporation of the Company certified by an appropriate authority in the state of its incorporation and (b) a copy of the Bylaws of the Company certified by the Secretary of the Company, as the case may be, and such documents shall be in form and substance reasonably acceptable to NII.

     6.7  DUE DILIGENCE REVIEW. The Company shall have made such deliveries as
          --------------------
are called for by this Agreement. NII shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities , obligations, profits and condition (financial or otherwise) of the Company.

     6.8  DELIVERY OF CLOSING FINANCIAL CERTIFICATE. NII shall have received a
          -----------------------------------------
certificate (the "Closing Financial Certificate"), dated as of the Closing Date, signed on behalf of the Company and by the Shareholder, setting forth:

          (a) the tangible net worth of the Company as of August 30, 1998, taking into account the Permitted Distribution (the "Certified Closing Net Worth");

          (b) the revenues of the Company for the fiscal year ended January 4, 1998;

          (c)  the revenues of the Company for the Trailing Period;

          (d) the actual earnings of the Company before interest and taxes (without any adjustment for Add-Backs) for the fiscal year ended January 4, 1998, in dollars and as a percent of revenues for such period;

          (e) the Adjusted EBIT, in dollars and as a percent of revenues for the Trailing Period (the "Certified Adjusted EBIT"); and

          (f) the sum of the Company's total outstanding long-term and short-term indebtedness to banks, the Shareholder, pension plans, employee benefit plans and other related plans and other financial institutions and creditors (including, but not limited to, former shareholders of the Company) as of August 30, 1998 and as of the Closing Date excluding the trade payables, office equipment leases and other ordinary course accounts payable.

     The parties acknowledge and agree that for purposes of determining the Certified Closing Net Worth and the Certified Adjusted EBIT, without the prior written consent of NII, the Company shall not take account of any increase in intangible assets (including without limitation goodwill, franchises and intellectual property) acquired or accounted for after January 4, 1998.

     6.9  FIRPTA COMPLIANCE. The Shareholder shall have delivered to NII a
          -----------------
properly executed statement in a form reasonably acceptable to NII for purposes of satisfying NII's obligations under Treas. Reg.ss.1.1445-2(b).

     6.10 EMPLOYMENT AGREEMENTS. Each of the Shareholder and Dianne M. Lyles
          ---------------------
shall have entered into an employment agreement with the Company in substantially the form attached hereto as Exhibit B and C, respectively (each an "Employment Agreement").

     6.11 ESCROW AGREEMENT. The Escrow Agent and the Shareholder shall have
          ----------------
executed and delivered the Escrow Agreement.

     6.12 ESTOPPEL CERTIFICATES. Except with respect to any Unobtained Consents,
          ---------------------
the Company shall have delivered to NII such estoppel certificates and similar documents from the Company's lessors as shall be requested by NII.

     6.13 RESIGNATIONS. The Company shall have delivered to NII resignations of
          ------------
such directors and officers of the Company as shall have been requested by NII.

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDER AND THE COMPANY

     The obligation of the Shareholder and the Company to effect the Acquisition are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

     7.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All of the
         ----------------------------------------------------------
representations and warranties of NII and PTC contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by NII and/or PTC on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of NII and of PTC shall have been delivered to the Company and the Shareholder.

     7.2 NO LITIGATION. No temporary restraining order, preliminary or permanent
         -------------
injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging PTC's proposed acquisition of the Company, or limiting or restricting NII's or PTC's conduct or operation of the business of the Company (or its own business) following the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened against NII or PTC or the Company, their respective properties or any of their officers or directors that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of NII and its Subsidiaries taken as a whole.

     7.3  CONSENTS AND APPROVALS. All necessary consents of, and filings with,
          ----------------------
any governmental authority or agency or third party relating to the consummation by NII and PTC of the transactions contemplated herein, shall have been obtained and made.

         7.4   EMPLOYMENT AGREEMENT. The Company shall have afforded each of the
               --------------------
Shareholder and Dianne M. Lyles an opportunity to enter into the Employment Agreement.

         7.5   ESCROW AGREEMENT. The Escrow Agent and NII shall have executed
               ----------------
and delivered the Escrow Agreement.

8.       INDEMNIFICATION

         8.1   GENERAL INDEMNIFICATION BY THE SHAREHOLDER. The Shareholder
               ------------------------------------------
covenants and agrees to indemnify, defend, protect and hold harmless NII, PTC and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, a "Shareholder Indemnified Party" and collectively, "Shareholder Indemnified Parties") from, against and in respect of:

              (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                    (i) any breach of any representation or warranty of the Shareholder or the Company set forth in this Agreement or any schedule or certificate, delivered by or on behalf of the Shareholder or the Company in connection herewith; or

                    (ii) any nonfulfillment of any covenant or agreement by the Shareholder or, prior to the Closing Date, the Company, under this Agreement; or

                    (iii) the business, operations or assets of the Company prior to the Closing Date or the actions or omissions of the Company's directors, officers, shareholders, employees or agents prior to the Closing Date, other than Damages arising from matters expressly disclosed in the Company Financial Statements, this Agreement or the schedules to this Agreement; or

                    (iv) the matters disclosed on Schedules 3.23 (environmental matters), 3.25 (employee benefit plans), 3.26 (taxes) (excluding any Damages triggered by the Section 338(h)(10) Election), and 3.27 (conformity with law; litigation); or

                    (v) the business, operations or assets of AWT or ValuTravel, including the transfer of the Company's interest in such assets and operations to AWT and ValuTravel, respectively; or

                    (vi) the failure of the Company to obtain the Unobtained Consents (except for any consents required under the Company's lease for the property at 408-410 Marine Way, Kodiak, Alaska, its agreement with ARC, its agreements for the use of the Apollo and Sabre/ADSX

Systems, its loan agreement with 1st National Bank of Anchorage, its loan agreement with Merrill Lynch Credit Corp., and its contract with the Alaska Housing Finance Corporation) prior to Closing; or

               (vii) the failure of the Shareholder to remove the Company as a co-borrower from the loan with First National Bank of Anchorage under Section 5.15, and any actions or inactions taken by the Shareholder with respect to such loan prior to the Closing Date; or

               (viii) the inability of the Company to negotiate and enter into a lease for the Seattle Location with the terms set forth in Section 5.16; or

               (ix) the inability of the Company to negotiate and enter into a lease agreement with Glacier Brewhouse for the use of certain phone lines by Glacier Brewhouse; or

               (x) any claim by any Taxing authority, whether federal, state or local, with respect to (i) the designation of Nancy Machetti or any other person as an independent contractor of the Company, or (ii) the provision of temporary housing to certain employees; or

               (xi) the alleged sexual harassment claim disclosed on Schedule 3.24; and

          (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.1.

         8.2   GENERAL INDEMNIFICATION BY NII AND PTC. NII and PTC covenant and
               --------------------------------------
agree to indemnify, defend, protect and hold harmless the Shareholder and his respective heirs, assigns and successors (individually, an "NII Indemnified Party" and collectively, the "NII Indemnified Parties") from, against and in respect of:

               (a) all Damages suffered, sustained, incurred or paid by the Shareholder Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                    (i) any breach of any representation or warranty of NII or PTC set forth in this Agreement or any schedule or certificate, delivered by or on behalf of NII or PTC pursuant hereto; or

                    (ii) any nonfulfillment of any covenant or agreement by NII or PTC under this Agreement; or

                    (iii) the business operations or assets of the Company after the Closing Date or the actions or omissions of the Company's directors, officers, shareholders, employees or agents after the Closing Date, other than Damages arising from matters expressly disclosed in this Agreement;

                    (iv)   as a result of a Section 338 Election; and

               (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 8.2.

         8.3   LIMITATION AND EXPIRATION. Notwithstanding the above:
               -------------------------

               (a)  there shall be no liability for indemnification under
Section 8.1 unless and only to the extent that the aggregate amount of Damages exceeds * (the "Indemnification Threshold"); provided, however, that the Indemnification Threshold shall not apply to (i) adjustments to the Consideration as set forth in Sections 1.3 and 1.4; and (ii) Damages arising out of any breaches of the covenants of the Shareholder set forth in Sections 1, 5, 8, 9 and 10 of this Agreement or representations and warranties made in Sections
3.4 (capital stock of the Company), 3.8 (Company financial conditions), 3.20 (significant customers; material contracts and commitments), 3.23 (environmental matters), 3.25 (employee benefit plans), 3.26 (taxes) (subject to Sections 5.1 and 5.11) or 3.31 (year 2000 compliance); or Damages described in Section 8.1(a)(iv), (v), (vi), (vii), (viii), (ix), (x) or (xi);

          * THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED.

               (b) the aggregate amount of the Shareholder's or NII's liability under this Article 8 shall not exceed the Consideration; provided, however, that the Shareholder's liability for damages arising out of any breaches of the representations made in Sections 3.4 (capital stock of the Company), 3.23 (environmental matters), 3.25 (employee benefit plans), 3.26 (taxes) or Section 8.1(a)(ii), (iv), (v), (vii), (viii), (ix), (x) and (xi) shall not be subject to such limitation and shall not count toward the limitation described in the first clause of this Section 8.3(b); and

               (c) the indemnification obligations of the Shareholder under this Article 8, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of the applicable dates in clause (i) or (ii) of this Section 8.3(c):

                    (i) (1) except as to representations, warranties, and covenants specified in clause (i)(2) of this Section 8.3(c), the second anniversary of the Closing Date; or

                         (2)  with respect to representations and warranties
contained in Sections 3.4 (capital stock of the Company), 3.23 (environmental matters), 3.25 (employee benefit plans), 3.26 (taxes), and the indemnification set forth in Sections 8.1(a)(ii), (iv), (v), (vii), (viii), (ix), and (x)on (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, five (5) years after the Closing Date; or

                    (ii) the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 8.3(c) (such claims referred to as "Pending Claims").

                    (iii) notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in Section 3.31 (year 2000 compliance) shall survive until December 31, 2000; and

               (d) the indemnification obligations of NII shall terminate at the date that is the later of (i) two (2) years from the Closing Date and (ii) the resolution of all Pending Claims under Section 8.2.

         8.4   INDEMNIFICATION PROCEDURES. All claims or demands for
               --------------------------
indemnification under this Article 8 ("Claims") shall be asserted and resolved as follows:

               (a) In the event that any Shareholder Indemnified Party or an NII Indemnified Party (each an "Indemnified Party") has a Claim against any party obligated to provide indemnification pursuant to Section 8.1 or 8.2 hereof (an "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Indemnifying Party does not notify the Indemnified Party within twenty-one (21) days after the date of delivery of the Claim Notice that it disputes such Claim, with a detailed statement of the basis of such position (the "Dispute Notice"), the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

               (b) (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall have twenty-one (21) days from date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

                    (ii) In the event that the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                    (iii) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any Third Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Company or any of its Subsidiaries, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

               (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

               (d) Subject to the provisions of Section 8.3, the Indemnified Party's failure to give reasonably prompt notice as required by this Section 8.4 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

               (e) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 8, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

               (f) The parties agree that an Indemnified Party and the Company shall use all reasonable commercial efforts to recover any Damages from a third party that would likely be deemed responsible for such Damages to the extent that the Indemnified Party and the Company has the right to make such Claim against such third party.

         8.5 SURVIVAL OF REPRESENTATIONS WARRANTIES AND COVENANTS. All
             ----------------------------------------------------
representations, warranties and covenants made by the Company, the Shareholder, NII and PTC in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Company and the Shareholder will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 8.3. The representations of NII will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 8.3.

         8.6   REMEDIES CUMULATIVE. The remedies set forth in this Article 8 are
               -------------------
cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

         8.7   RIGHT TO SET OFF. NII shall have the right, but not the
               ----------------
obligation, in its sole discretion to set off, in whole or in part, against the Escrow Fund any amounts finally determined under Section 8.3 to be owed to an Indemnified Party by the Shareholder under Section 8.1 hereof. If under Section 8.3, a Shareholder Indemnified Party does not receive a Dispute Notice within the time period specified in Section 8.3, NII and PTC may exercise its right of offset against the Escrow Fund. Notwithstanding anything to the contrary set forth herein, NII shall first set off amounts finally determined under Section
8.3 to be owed to NII by the Shareholder under Section 8.1 hereof against the Escrow Fund prior to making claims against any other assets of the Shareholder.

9.       NONCOMPETITION

         9.1   PROHIBITED ACTIVITIES. The Shareholder will not, for a period of
               ---------------------
four (4) years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other Person or business of whatever nature, unless otherwise consented to by NII in writing:

               (a) engage, as an officer, director, shareholder, owner, partner, member, joint venturer, whether as an employee, independent contractor, consultant or adviser, or as a sales representative, in any business selling any products or services in direct competition with the Company's (including its Subsidiaries') or NII's business, including the development, manufacturing, marketing and transfer, whether by sale or license, of software for travel businesses (the "Business"), within one hundred (100) miles of anywhere where the Company or NII conducts the Business, as of the Closing Date (the "Territory");

               (b) call upon any Person who is, at that time, within the Territory, an employee of the Business for the purpose or with the intent of enticing such employee away from or out of the employ of the Business, except that this provision shall not apply to Dianne M. Lyles;

               (c) call upon any Person who is, at that time, or that has been, within one year prior to that time, a customer of the Business within the Territory for the purpose of soliciting or selling products or services in competition with the Business within the Territory; or

               (d) call upon any prospective acquisition candidate that was, to the knowledge of the Shareholder, either called upon by NII as a prospective acquisition candidate for the Business or was the subject of an acquisition analysis conducted by NII for the Business. The Shareholder, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with such prospective acquisition candidate upon being informed that NII had called upon such candidate or made an acquisition analysis thereof.

         Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Shareholder from acquiring as an investment of not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over- the-counter. For purposes of this Article 9, the references to "NII" shall mean Navigant International, Inc., together with its Subsidiaries and Affiliates. For purposes of this Article 9, the Business shall not include the Shareholder's involvement with AWT, ValuTravel or World Express Tours, Inc.; nor shall the Shareholder's relationship with such entities be deemed a breach or violation of this Article 9.

         9.2   CONFIDENTIALITY. The Shareholder recognizes that by reason of his
               ---------------
ownership of the Company and his employment by the Company, he has acquired confidential information and trade secrets concerning the operation of the Company, the use or disclosure of which could cause the Company or its Affiliates or Subsidiaries substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Shareholder covenants and agrees with the Company and NII that he will not at any time, except in performance of the Shareholder's obligations to the Company or with the prior written consent of the Company pursuant to authority granted by a resolution of the board or director of the Company (the "Board"), directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his ownership of the Company or his employment by the Company, or any of its Subsidiaries and Affiliates, or use any such information in a manner detrimental to the interests of the Company or NII, unless (i) such information becomes known to the public generally through no fault of any Shareholder, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the Shareholder reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the Shareholder, provided that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Shareholder (as applicable) shall give prior written notice thereof to NII and provide NII with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Company's or NII's management with respect to the Company's or NII's, or any of their Affiliates' or Subsidiaries', products, facilities, and methods, trade secrets and other intellectual property, software, source code, systems, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs, or profits associated with any of the Company's products), business plans, prospects, or opportunities but shall exclude any information already in the public domain.

         9.3   DAMAGES. Because of the difficulty of measuring economic losses
               -------
to NII as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to NII for which it would have no other adequate remedy, each Shareholder agrees that the foregoing covenant may be enforced by NII in the event of breach by the Shareholder, by injunctions and restraining orders.

         9.4   REASONABLE RESTRAINT. The parties agree that the foregoing
               --------------------
covenants in this Article 9 impose a reasonable restraint on the Shareholder in light of the activities and business of NII on the date of the execution of this Agreement, assuming the completion of the transactions contemplated hereby, and the current plans of NII; but it is also the intent of NII and the Shareholder that such covenants be construed and enforced in accordance with the changing activities and business of NII throughout the term of this covenant. The parties further agree that so long as the Shareholder is not an employee of the Company, in the event he shall enter into a business or pursue other activities not in competition with NII or similar activities or business in locations the operation of which, under such circumstances, does not violate Section 9.1(a) or the terms of any employment agreement with NII, the Shareholder shall not be chargeable with a violation of this Article 9 if NII shall thereafter enter the same, similar or a competitive (a) business, (b) course of activities or (c) location, as applicable.

          9.5  SEVERABILITY; REFORMATION. The covenants in this Article 9 are
               -------------------------
severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

         9.6   INDEPENDENT COVENANT. All of the covenants in this Article 9
               --------------------
shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Shareholder against NII, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by NII of such covenants. The parties expressly acknowledge that the terms and conditions of this Article 9 are independent of the terms and conditions of any other agreements including, but not limited to, any employment agreements entered into in connection with this Agreement. It is specifically agreed that the period of four (4) years stated at the beginning of this Article 9 during which the agreements and covenants of the Shareholder made in this Article 9 shall be effective, shall be computed by excluding from such computation any time during which the Shareholder is found by a court of competent jurisdiction to have been in violation of any provision of this Article 9. The covenants contained in Article 9 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated. Notwithstanding anything to the contrary contained herein, if NII is in breach of its obligations to release the Escrow Fund, as provided the Escrow Agreement, the Shareholder shall be released from his obligations under this Article 9.

         9.7   MATERIALITY. The Company and the Shareholder hereby agree that
               -----------
the covenants set forth in this Article 9 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

10.  GENERAL

         10.1  SUCCESSORS AND ASSIGNS. This Agreement and the rights of the
               ----------------------
parties hereunder may not be assigned (except by operation of law or to a Subsidiary of NII or PTC) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of NII, and the heirs and legal representatives of the Shareholder.

         10.2  ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement and the
               -----------------------------------
Confidentiality Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto or in accordance with Section 9.5. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         10.3  COUNTERPARTS. This Agreement may be executed in any number of
               ------------
counterparts and any party hereto may execute any such counterpart, which counterparts may be sent by telefax (with originals to follow), each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

         10.4  BROKERS AND AGENTS. The Company and the Shareholder (as a group)
               ------------------
and NII and PTC (as a group) each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

         10.5  EXPENSES. NII has and will pay the fees, expenses and
               ---------
disbursements of NII and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Shareholder (and not the Company) have and will pay the fees, expenses and disbursements of the Shareholder, the Company and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

         10.6  SPECIFIC PERFORMANCE; REMEDIES. Each party hereto acknowledges
               ------------------------------
that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the confidentiality obligations set forth in Section 5.6 and the noncompetition provisions set forth in Article 9. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

         10.7  NOTICES. Any notice, request, claim, demand, waiver, consent,
               -------
approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

         If to NII or PTC to:

         Navigant International, Inc.
         84 Inverness Circle East
         Englewood, Colorado 80112
         Attn:  Edward A. Adams, Chief Executive Officer
         Attn:  Eugene Over, Jr., General Counsel
         (Telefax:  (303) 706-0678)

         with a required copy to:

         Wilson Sonsini Goodrich & Rosati
         650 Page Mill Road
         Palo Alto, California 94304
         Attn:  John V. Roos
         (Telefax: (650) 493-6811)

         If to the Shareholder to:

         Robert B. Acree
         c/o World Express Travel, Inc.
         206 W. 34th Avenue
         Anchorage, Alaska  99503

         and to:

         P.O. Box 241826
         Anchorage, Alaska  99524-1826

         with a required copy to:

         Burr Pease & Kurtz, P.C.
         810 N. Street
         Anchorage, Alaska 99501
         Attn: Ralph Duerre
         (Telefax: (907) 258-2530)

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

         10.8  GOVERNING LAW. This Agreement shall be governed by and construed,
               -------------
interpreted and enforced in accordance with the laws of Colorado.

         10.9   SEVERABILITY. If any provision of this Agreement or the
                ------------
application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 9.5.

         10.10  ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provision of this
                -----------------------------------------
Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, employee or partner of any party hereto or any other Person or entity.

         10.11  MUTUAL DRAFTING. This Agreement is the mutual product of the
                ----------------
parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

         10.12  FURTHER REPRESENTATIONS. Each party to this Agreement
                ------------------------
acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

         10.13  DEFINITIONS. For purposes of this Agreement, the following terms
                ------------
have the meanings set forth below:

         "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.

         "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

         "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Subsidiary" means any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

                           [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                PROFESSIONAL TRAVEL CORPORATION


                                              By: /s/ Robert C. Griffith
                                              ----------------------------------
                                              Robert C. Griffith, Vice
                                              President, Treasurer and Secretary


                                              NAVIGANT INTERNATIONAL, INC.


                                              By:/s/ Edward S. Adams
                                              ----------------------------------
                                              Edward S. Adams, Chief Executive
                                              Officer


                                              WORLD EXPRESS TRAVEL, INC.


                                              By: /s/ Robert B. Acree
                                              ----------------------------------
                                              Robert B. Acree, President


                                              SHAREHOLDER


                                                  /s/  Robert B. Acree
                                              ----------------------------------
                                              Robert B. Acree